EXHIBIT (a)(1)(I)

Draft Email to Eligible Holders Regarding Amendment No. 1 to Schedule TO

From:	Activision, Inc.

Date:	June 15, 2007

Subject:	Urgent Information Regarding Your Unexercised Stock Options

This e-mail contains important information about your unexercised stock options and a program that we have established that should eliminate extra tax liability with respect to your unexercised options.

On June 15, 2007, we filed Amendment No. 1 to the Schedule TO previously distributed to you on June 8, 2007.  In this Amendment No. 1, we incorporated by reference our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the Securities and Exchange Commission on June 14, 2007 and updated certain other information as set forth in Amendment No. 1 to the Schedule TO.  Please find attached Amendment No. 1 to the Schedule TO for your review and reference.

If you have any questions regarding Amendment No. 1 to the Schedule TO, please e-mail 409aoptions@activision.com and include your telephone number, and we will call you.